Exhibit 24(a)

THE GORMAN-RUPP COMPANY

CERTIFICATE OF THE SECRETARY

The undersigned, Brigette A. Burnell, hereby certifies (i) that she is the duly elected, qualified and acting General Counsel and Secretary of The Gorman-Rupp Company; and (ii) that attached hereto is a true and correct copy of certain resolutions duly adopted by the Company’s Board of Directors at a duly noticed and called meeting held on October 22, 2015 at which a quorum was present and acting throughout, which resolutions have not been amended, rescinded or modified and are in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto signed this Certificate this 30th day of October, 2015.

/s/ Brigette A. Burnell
Brigette A. Burnell,
General Counsel and Secretary

THE GORMAN-RUPP COMPANY

Resolutions Adopted by the Board of Directors

at a Meeting Held on October 22, 2015

The Gorman-Rupp Company (the “Company”) is authorized to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (the “Form S-8”) for purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) up to 150,000 of the Company’s common shares, without par value (the “Common Shares”), that may be acquired by participants under The Gorman-Rupp Company 401(k) Plan, as may be amended from time to time (the “Plan”), and (ii) a related indeterminate amount of interests in such Plan that are separate securities; such Common Shares represent presently outstanding Common Shares that could be purchased under the Plan with employee and Company contributions and thus include neither original issuance nor treasury shares of the Company.

The General Counsel of the Company is hereby appointed as agent of the Company to receive notices and communications from the SEC with respect to the Form S-8 and to exercise the powers enumerated under Rule 478 of the General Rules and Regulations of the SEC under the Securities Act.

Any Director or Executive Officer of the Company required by law to affix his or her signature to the Form S-8 and any and all amendments and post-effective amendments thereto may affix his or her signature personally, or by any attorney-in-fact, duly constituted in writing by said director or Executive Officer to sign his or her name thereto.

Each Executive Officer of the Company is authorized to prepare, execute and/or file such documents on behalf of the Company as he or she may deem necessary or appropriate to implement the authority granted in the foregoing resolutions.

Each Executive Officer of the Company is authorized to take such actions and negotiate and execute such documents on behalf of the Company as he or she may deem necessary, advisable or appropriate to implement the authority granted in the foregoing resolutions, he or she having done so being conclusive evidence of his or her authority to do so.